Exhibit 99.3

[Letterhead of Frost & Sullivan]

May 23, 2018

Aurora Mobile Limited

2/F, Building No. 7, Zhiheng Industrial Park, Nantou Guankou Road 2, Nanshan District

Shenzhen, Guangdong, 518052

The People’s Republic of China

Re:	Consent of Frost & Sullivan

Ladies and Gentlemen,

We understand that Aurora Mobile Limited (the “Company”) plans to file a registration statement on Form F-1 (the “Registration Statement”) with the United States Securities and Exchange Commission (the “SEC”) in connection with its proposed initial public offering (the “Proposed IPO”).

We hereby consent to the references to our name, data and statements from our research reports and amendments thereto, including but not limited to the industry research report titled “Mobile Internet Big Data Service Market Independent Market Research Report” (collectively, the “Reports”), and any subsequent amendments to the Reports, (i) in the Registration Statement and any amendments thereto, (ii) in any written correspondences with the SEC, (iii) in any other future filings with the SEC by the Company, including filings on Form 20-F, Form 6-K and other SEC filings (collectively, the “SEC Filings”), (iv) on the websites of the Company and its subsidiaries and affiliates, (v) in institutional and retail road shows and other activities in connection with the Proposed IPO, and (vi) in other publicity materials in connection with the Proposed IPO.

We further hereby consent to the filing of this letter as an exhibit to the Registration Statement and any amendments thereto and as an exhibit to any other SEC Filings.

In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the rules and regulations of the SEC thereunder.

Frost & Sullivan International Limited

/s/ Yves Wang
Name: Yves Wang
Title: Managing Director